Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Delanco Bancorp, Inc. Registration Statement No. 333-194172 on Form S-8 of our report dated June 29, 2015 relating to our audit of the consolidated financial statements of Delanco Bancorp, Inc. and subsidiaries as of March 31, 2015 appearing in the Annual Report on Form 10-K.

/s/ Connolly, Grady & Cha, P.C.

Certified Public Accountants

Philadelphia, Pennsylvania

June 29, 2015